Exhibit 107.1
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

Intuitive Surgical, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock $0.001 par value per share	Rule 457(c) and Rule 457(h)	5,000,000	$348.59	$1,742,950,000	$0.0001381	$240,701.40
Total Offering Amounts					$1,742,950,000		$240,701.40
Total Fee Offsets							$—
Net Fee Due							$240,701.40

(1) This Registration Statement (the “Registration Statement”) registers the issuance of the common stock of Intuitive Surgical, Inc. (the “Registrant”), par value $0.001 (the “Common Stock”) issuable pursuant to the Registrant’s Amended and Restated 2010 Incentive Award Plan.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of any stock dividend, stock split, recapitalization, or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on July 20, 2026.